VALENCE TECHNOLOGY APPOINTS PRESIDENT OF ASIA-PACIFIC OPERATIONS

          COMPANY GAINS EXPERTISE OF 30-YEAR CHEMICAL INDUSTRY VETERAN

AUSTIN, TEXAS - APRIL 21, 2005 - Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Saphion(R) technology, the only safe, large-format Lithium-ion rechargeable battery technology, today announced that Jin-Rong (J.R.) Hwang has joined the company's senior management team as president of Asia-Pacific operations.

Hwang brings to Valence more than 30 years of experience from the chemical industry. He most recently served as managing director at Pareto Co., Ltd. (Taipei, Taiwan) where he led new product development, and marketing and sales of chemicals and components to the electronics industry. He also directed sales of integrated battery manufacturing equipment for lithium-ion and polymer batteries.

As corporate vice president of Worldwide Battery Chemicals for OM Group, Inc., a producer of metal-based specialty chemicals, and president of OM Group Asia Pacific (Taipei, Taiwan), Hwang established the company's regional operations. He had profit and loss responsibility for a US$100 million business, including manufacturing, marketing and sales. Hwang has also held executive and managerial positions at several other chemical and research companies and has more than a dozen years of direct experience in metallurgical engineering and research.

"J.R.'s experience in the chemical industry, deep expertise in metallurgy and track record of business success in Asia-Pacific is just what we require of a leader for our operations there. He is an excellent addition to and rounds out the collective talent of our senior management team," said Stephan Godevais, chairman and CEO, Valence Technology, Inc. "We expect that J.R. will enable us not only to achieve our manufacturing and product development goals, but further our business relationships in the region."

Hwang will lead the significantly expanded Asia-Pacific team that Valence has built over the last three quarters, which includes two wholly owned manufacturing facilities in Suzhou, China and an engineering and product development operation in Shanghai, China.

ABOUT VALENCE TECHNOLOGY, INC.
Valence is a leader in the development and commercialization of Saphion(R) technology, the only safe large format Lithium-ion rechargeable battery technology. Named in 2004 as a Top 100 Innovative Company by RED HERRING magazine, Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion(R) technology and Lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Suzhou, China. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the internet at www.valence.com.

SAFE HARBOR STATEMENT
The information contained herein includes "forward-looking statements." Valence Technology, Inc. cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

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Lois Paul & Partners, LLC                          Valence Technology, Inc.
Daphne Kent                                        Judy Racino, 512-527-2921
daphne_kent@lpp.com                                Judy.racino@valence.com
(512) 638-5305
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